UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2005, Lodgian, Inc. (the "Company") and Edward J. Rohling entered into an Executive Employment Agreement (the "Employment Agreement") pursuant to which Mr. Rohling was hired by the Company, and appointed to serve as its President, effective July 15, 2005. The Employment Agreement provides that Mr. Rohling will be promoted to be Chief Executive Officer of the Company on or before July 1, 2006.

The Employment Agreement term commences July 15, 2005 and continues through 2008. It provides for a base salary of $550,000 plus increases of not less than 5% per year, as well as minimum bonuses of $110,000 for 2005 and $220,000 for each of 2006, 2007 and 2008. The Agreement further provides for a signing bonus of $594,000 in cash and 75,000 shares of restricted stock issued under the Company’s Amended and Restated 2002 Stock Incentive Plan. Half of the shares will vest on July 15, 2006 and the balance on July 15, 2007. The Employment Agreement also provides for additional cash and equity bonuses during the life of the contract, depending upon the achievement of certain goals and objectives, and for additional compensation in the event of a change in control of the Company for a price at a specified premium in excess of stated price thresholds.

Under the Employment Agreement, Mr. Rohling will be paid or reimbursed up to $100,000 in expenses associated with his relocation to Atlanta. The Employment Agreement contains severance benefits in the event of a termination without cause or a resignation for good reason (each as defined in the Employment Agreement), including the continuance of base salary for the lesser of two years or the balance of the term of the Employment Agreement, the acceleration of vesting of any unvested shares of restricted stock, and, if certain targets are achieved, a performance bonus and/or an equity award. In the event of nonrenewal of the Employment Agreement after December 31, 2008, Mr. Rohling’s unvested shares of restricted stock will vest, and he will be eligible to receive his final performance-based equity award and cash bonus, contingent upon the achievement of certain targets and goals.

Under the Employment Agreement, Mr. Rohling has agreed to nondisclosure covenants and to a covenant not to compete with the Company within a limited geographic area, during the term of the Employment Agreement and for six months thereafter.

Mr. Rohling, age 50, has had no prior employment with the company; no transactions with the Company or any of its executive officers or directors; and has no family relationships with any officer or director of the Company. He has worked in the hospitality industry for his entire career. For more than five years, he has been principally engaged in running the Rohling Company, which acts as a hotel industry equity advisor. During the period from 2001 to 2005. Mr. Rohling and his firm managed 12 hotels, with over 4,000 rooms, for Apollo Real Estate Advisors. During a three-year period ending in the first half of 2004, he helped form and served as President, Chief Executive Officer and a Trustee of Capital Lodging, a company that was begun for the purpose of operating as a real estate investment trust in the hotel industry.

Mr. Rohling holds a bachelor’s of science degree from the University of Illinois in Chicago, Illinois.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the appointment of Mr. Rohling as President of the Company, W. Thomas Parrington has resigned from that position, effective July 15, 2005. He will remain a member of the Board of Directors and, during a transition period that the Company believes will continue into October 2005, the Chief Executive Officer of the Company.

Item 7.01 Regulation FD Disclosure.

On July 14, 2005, the Company issued a press release relating to Mr. Rohling’s appointment as President of the Company and Mr. Parrington’s resignation from that position.

Item 9.01 Financial Statements and Exhibits.

A copy of the press release referred to above is attached hereto as Exhibit 99.1. Pursuant to General Instruction B.2 of Form 8-K, this exhibit is "furnished" and not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

July 14, 2005	By:	/s/ Daniel E. Ellis

Name: Daniel E. Ellis
Title: Sr. Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated July 14, 2005